UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  August 8, 2008

OPHTHALMIC IMAGING SYSTEMS

(Exact Name of Registrant as Specified in its Charter)

CALIFORNIA	1-11140	94-3035367
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

221 Lathrop Way, Suite I
Sacramento, California	95815
(Address of Principal Executive)	(Zip Code)

(Registrant's telephone number, including area code): (916) 646-2020

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition

On August 13, 2008, Ophthalmic Imaging Systems (the “Registrant” or the “Company”) issued a press release announcing financial results for the second quarter ended June 30, 2008, attached hereto as Exhibit 99.1.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 8, 2008, Marc De Clerck resigned from the Company’s board of directors, effective immediately. Also, on August 8, 2008, the Company’s board of directors appointed Eric Maurincomme as an independent member of the Company’s board of directors, effective immediately. Mr. Maurincomme was not selected as a director pursuant to any arrangement or understanding with any other person. There are no transactions in which Mr. Maurincomme has an interest requiring disclosure under Item 404(a) of Regulation S-K. The press release associated with this appointment has been attached to this Current Report as Exhibit 99.1 and is incorporated by reference herein.

Mr. Maurincomme joined Agfa Gevaert N.V.’s Healthcare division in 2004 and currently serves as their Vice President of Marketing, Business Development and Communications and the Vice President of Business Development. Agfa is a Belgian company specializing in analog and digital imaging systems and IT solutions, mainly for the printing industry and the healthcare sector. Agfa holds a 19% ownership interest in MediVision Medical Imaging Ltd., the Company’s parent company. Since January 2007, Mr. Maurincomme has also served as the chairman of the information technology committee of the European Coordination Committee of Radiology, Electromedical and Healthcare Information Technology. Prior to joining Agfa, from 1994 through 2004, Mr. Mauricomme managed GE HealthCare’s Cardiovascular department. Mr. Maurincomme has an engineering degree and a PhD in biomedical from the National Institute of Applied Sciences located in Lyon, France and a Master of Science in electrical engineering from the University of California, Davis.

Item 7.01	Regulation FD Disclosure

On August 13, 2008, the Registrant issued the press release attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

99.1	Press release of the Company dated August 13, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 13, 2008	OPHTHALMIC IMAGING SYSTEMS
	By:	/s/ Ariel Shenhar
	Name: Title:	Ariel Shenhar Chief Financial Officer